EXHIBIT 99.1

EX. 99.1
PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED FEBRUARY 18, 2004

Covad News Media Contact:	Covad Investor Relations:
Pavel Radda	Susan Crawford, VP FP&A & Investor Relations
Covad Communications	Covad Communications
408-952-7425	408-434-2130
pradda@covad.com	InvestorRelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES
FOURTH QUARTER 2003 RESULTS

Covad Achieves EBITDA Profitability Ahead of Plan
Subscriber Lines Increased 36% for the Year
Net Loss Improves to $12.8 million

SAN JOSE, Calif., (February 18, 2004) – Covad Communications Group, Inc. (OTCBB: COVD), a leading national broadband service provider of high-speed Internet and network access, today reported results for the fourth quarter ended December 31, 2003. During the fourth quarter, Covad:

•	Increased digital subscriber lines by 26,000 to 517,000, a five percent increase over lines in service at the end of the third quarter of 2003 and a 36 percent increase from the beginning of the year;

•	Increased revenue five percent to $105.0 million from the third quarter of 2003 revenue of $100.5 million and 19 percent over fourth quarter of 2002 revenue of $87.9 million;

•	Achieved $1.9 million in earnings before interest, taxes, depreciation and amortization (EBITDA) compared to a loss of $6.0 million in the third quarter of 2003 and a loss of $10.0 million in the fourth quarter of 2002; and

•	Posted a net loss of $12.8 million, or $0.06 per share, compared to a net loss of $25.1 million, or $0.11 per share, for the third quarter of 2003 and a net loss of $35.5 million or $0.16 per share for the fourth quarter of 2002.

“Achieving EBITDA profitability one quarter ahead of plan is a major accomplishment for our company, our employees and our shareholders,” said Charles Hoffman, president and chief executive officer of Covad. “In just two years we have elevated Covad out of bankruptcy and into EBITDA profitability, and we remain on track to become cash-flow positive in mid-year 2004.”

Recent business highlights include:

•	Announced plans to expand its nationwide coverage area and customer reach for digital subscriber line (DSL), frame access, and T1 broadband services. Covad will complete installing additional broadband equipment in approximately 200 central offices across the nation around the middle of 2004, increasing its nationwide broadband network to more than 2,000 central offices.

•	Announced plans to launch a nationwide Voice over Internet Protocol (VoIP) service in the second half of 2004. This VoIP offering will target small businesses and will be sold through Covad’s direct sales channel. Covad also plans to offer VoIP services through its wholesale partners to consumers and small businesses.

•	Continued the launch of Covad’s DSL service in AT&T’s voice communication bundle for residential users in six states, bringing the total deployment to 11 states.

•	Announced strategic partnerships with three telecommunications companies: ACN, a competitive local, long distance, wireless, and Internet access service provider to offer DSL for consumers and small businesses; Broadwing Communications, a subsidiary of Corvis Corporation (Nasdaq: CORV), to provide its enterprise customers with more broadband choices; and Global Crossing to support its IP VPN Service™, Frame Relay, Dedicated Internet Access (DIA) and Voice over Internet Protocol (VoIP) services in the U.S.

“Expanding our distribution channels and strategically growing Covad’s network allows us to offer broadband services to an even wider market of consumers and businesses in 2004,” Hoffman said. “And our VoIP offering will bring another new and important revenue stream for Covad and is one more example of how Covad offers the critical ingredients to make broadband better.”

Revenue

Total revenue for the fourth quarter of 2003 was $105.0 million, compared to $100.5 million for the third quarter of 2003. The company’s wholesale subscribers contributed $77.4 million of revenue, or 74 percent, while direct subscribers contributed $27.6 million of revenue, or 26 percent. At December 31, 2003, Covad had approximately 445,000 wholesale and 72,000 direct lines in service.

For the fourth quarter of 2003, broadband subscription billings were $86.5 million compared to $82.4 million for the third quarter of 2003, a five percent increase. Management uses broadband subscription billings to evaluate the performance of its business and believes broadband subscription billings are a useful measure for investors as they represent a key indicator of the growth of the company’s core business. Please refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure.

Gross Margin, SG&A, and EBITDA

For the fourth quarter of 2003, gross margin was $33.2 million, or 32 percent of revenue, compared to 26 percent for the third quarter of 2003. The third quarter gross margin was $26.5 million which included $5.2 million of migration expenses related to the Qwest customer list acquisition. Sales, marketing, general and administrative (SG&A) expenses were $31.2 million for the fourth quarter of 2003, compared to $32.5 million for the third quarter of 2003. Third quarter SG&A included $1.4 million of migration expenses related to the Qwest customer list acquisition.

EBITDA for the fourth quarter of 2003 was a profit of $1.9 million, compared to an EBITDA loss of $6.0 million in the third quarter of 2003. Third quarter EBITDA includes $6.6 million of expenses related to migration expenses for the Qwest customer list acquisition. Refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure and other information.

Net Loss and Loss from Operations

Net loss for the fourth quarter of 2003 was $12.8 million, or $0.06 per share, compared to a net loss of $25.1 million, or $0.11 per share, for the third quarter of 2003. Included in the fourth quarter net loss was other income of $5.0 million resulting from a modified license agreement with ACCA Networks, Co., LTD, a Japanese telecommunications company in which Covad is an investor. Loss from operations for the fourth quarter of 2003 was $17.8 million, compared to $23.9 million in the third quarter of 2003.

Balance Sheet

As of December 31, 2003, cash, cash equivalent and short-term investment balances, including restricted cash and investments, were $117.2 million compared to $135.2 million as of September 30, 2003. Fourth quarter net cash usage included approximately $17.6 million of capital expenditures. Covad’s net cash usage for the fourth quarter also includes the first interest payment of $5.5 million due on the company’s term note payable to SBC. The payment represents interest accrued during the first year of the four-year note.

Mark Richman, chief financial officer of Covad, said, “We were able to accelerate our EBITDA profitability by one quarter by continuing to grow our subscriber base allowing us to leverage fixed costs while continuing cost reduction efforts. We continue to invest in capital expenditures to support growth and network enhancements. The ongoing central office expansion will allow us to increase our customer orders within our existing markets at attractive financial returns.”

Operating Statistics

•	At the end of the fourth quarter, Covad had approximately 304,000 consumer and 213,000 business net lines in service, representing approximately 59 percent and 41 percent of total net lines, respectively.

•	Weighted Average Revenue per User (ARPU) was approximately $57 during the fourth quarter of 2003, down from $58 in the third quarter of 2003. The ARPU decrease is due to a larger percentage of consumer lines and price reductions in response to market trends.

•	Net customer disconnections, or churn, averaged approximately 3.9 percent in the fourth quarter of 2003 flat from the third quarter of 2003. Aggressive pricing strategies in the industry resulted in lower than expected orders for consumer stand-alone data services using line sharing and higher than projected churn rates for Covad in both the wholesale and direct business units.

“Covad is actively working with our partners to reduce churn,” Hoffman said. “For example, we have implemented an assisted installation program to help the customer get up and running on DSL faster. We also have instituted a retention program and are seeing positive results from these efforts, which we believe will help reduce future churn.”

Business Outlook

Covad currently expects revenue for the first quarter of 2004 to be in the range of $106 million to $109 million with subscriber growth of up to 10,000 lines. Broadband subscription billings for the first quarter of 2004 are expected to be in the range of $88 million to $91 million.

For the first quarter of 2004, Covad expects its net loss to be in the range of $13.0 million to $17.0 million, and EBITDA profit to be in the range of $3.0 million to $6.0 million. Net usage of cash, cash equivalents and short-term investments, including restricted cash and investments, in the first quarter of 2004 is expected to be in the range of $12 million to $17 million, including the cash required to build out the central office expansion.

Hoffman said: “We are experiencing more uncertainty in our consumer business, in particular with our ISP partners. The result is that we anticipate lower line count growth than in previous quarters. We are continuing the transition from line sharing to line splitting, which allows Covad to provide DSL in a voice and data bundle with our strategic partners. While this transition will take some time to fully implement, we believe line splitting will be a significant contributor to our growth in 2004 as the demand for bundled services builds momentum. We are continuing our relentless focus on becoming more efficient to grow a sustainable business with financial discipline, improving customer service, expanding distribution channels, and developing innovative new products, while achieving our financial objectives.”

Conference Call Information

Covad will conduct a conference call to discuss these financial results on Wednesday, February 18, 2004 at 8:30 a.m. Eastern Time (ET)/ 5:30 a.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Covad web site at www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (706) 634-1308 and are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 12:00 a.m. EST on Friday, February 20, 2004 by dialing (800) 642-1687 or (706) 645-9291, pass code 5398997.

About Covad Communications

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services and bundled voice and data services directly to end users and to Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad’s network currently serves 96 of the top Metropolitan Statistical Areas (MSAs) and covers more than 40 million homes and businesses or approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles, San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not historical facts are “forward-looking statements,” including Covad’s expected revenue, net loss, EBITDA, broadband subscription billings, net usage of cash, cash equivalents and short-term investments and other financial measures, anticipated demand for services, anticipated churn, network expansion plans, deployments of new services and the statements made by the president and CEO and CFO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the Triennial Review order published August 21, 2003 by the FCC, Covad’s ability to successfully market its services to current and new customers, to successfully migrate end users, Covad’s ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended September 30, 2003, along with Current Reports on Form 8-K filed from time to time with the SEC.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands)

Selected Balance Sheet Data	As of	As of
	Dec 31, 2003	Sep 30, 2003

Cash, cash equivalents, and short term investments	$114,345	$134,795
Restricted cash and investments	2,892	400
Accounts receivable, net	28,528	27,770
All other current assets	14,860	16,608
Property, equipment, collocation fees, and other intangible assets, net	135,127	137,366
Deferred costs of service activation	31,486	31,848
All other long-term assets	7,473	7,396
All other long-term assets
Total assets	$334,711	$356,183
All other long-term assets
Total current liabilities	$114,317	$122,351
Long-term debt	50,000	50,000
Collateralized customer deposit	60,258	62,204
Deferred gain on deconsolidation of subsidiary	53,963	53,963
Unearned revenues	61,726	63,488
Total stockholders’ equity (deficit)	(5,553)	4,177
All other long-term assets
Total liabilities and stockholders’ equity	$334,711	$356,183
All other long-term assets

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands, except per share amounts)

Consolidated Condensed Statements of Operations Data	Three Months Ended			Twelve Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Revenues, net	$105,039	$100,507	$87,891	$388,851	$383,496
Operating expenses:
Network and product costs	71,840	74,052	62,334	283,643	298,336
Sales, marketing, general and administrative	31,235	32,510	38,163	133,424	150,373
Provision for bad debts (bad debt recoveries), net	73	(8)	7	99	319
Depreciation and amortization of property and equipment	15,160	13,054	19,556	56,559	112,438
Amortization of collocation fees and other intangible assets	4,530	4,775	3,660	17,325	14,650
Litigation-related expenses	—	—	(2,599)	—	(11,628)

	122,838	124,383	121,121	491,050	564,488

Loss from operations	(17,799)	(23,876)	(33,230)	(102,199)	(180,992)
Other income (expense), net	5,020	(1,267)	(2,259)	2,268	(3,836)

Net loss	$(12,779)	$(25,143)	$(35,489)	$(99,931)	$(184,828)

Basic and diluted net loss per share	$(0.06)	$(0.11)	$(0.16)	$(0.44)	$(0.84)

Weighted average number of common shares used in computing basic and diluted net loss per share	227,693,141	224,872,907	222,243,450	224,949,891	219,743,662

Gross Margin (Note 1)	$33,199	$26,455	$25,557	$105,208	$85,160
% of revenue	31.6%	26.3%	29.1%	27.1%	22.2%

EBITDA Calculation (Note 2)	Three Months Ended			Twelve Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Net Loss	$(12,779)	$(25,143)	$(35,489)	$(99,931)	$(184,828)
Plus: Other (income) expense, net	(5,020)	1,267	2,259	(2,268)	3,836
Depreciation and amortization of property and equipment	15,160	13,054	19,556	56,559	112,438
Amortization of collocation fees and other intangible assets	4,530	4,775	3,660	17,325	14,650

EBITDA (Note 2)	$1,891	$(6,047)	$(10,014)	$(28,315)	$(53,904)

Net Cash Usage Calculation	Three Months Ended			Twelve Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Net decrease in cash, cash equivalents, and short term investments, including restricted cash and investments	$(17,958)	$(19,404)	$(23,639)	$(87,831)	$(87,998)
Less: Cash paid for Qwest customer list acquisition	0	0	0	3,750	0

Net decrease in cash and cash equivalents excluding Qwest customer list acquisition	$(17,958)	$(19,404)	$(23,639)	$(84,081)	$(87,998)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands, except key operating data)

Consolidated Revenue Data	Three Months Ended			Twelve Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Broadband subscription billings (Note 3)	$86,546	$82,420	$67,599	$316,015	$264,975
High-capacity circuit billings	5,555	5,014	5,343	21,402	27,437
Dial-up billings	1,241	1,377	1,964	5,879	10,718

Total Billings, net	$93,342	$88,811	$74,906	$343,296	$303,130
Financially distressed partners (Note 4)	294	(84)	311	57	8,406
Customer rebates and incentives not subject to deferral (Note 5)	(2,344)	(3,917)	(2,828)	(14,283)	(3,060)
Other revenues, net (Note 6)	13,747	15,697	15,502	59,781	75,020

Revenues, net	$105,039	$100,507	$87,891	$388,851	$383,496

Consolidated Network & Product Costs Data	Three Months Ended			Twelve Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Direct Cost of Total Billings, net (Note 8)	$17,105	$16,828	$20,867	$68,337	$94,449
Other Network and Product Costs (Note 9)	54,735	57,224	41,467	215,306	203,887

Network and Product Costs	$71,840	$74,052	$62,334	$283,643	$298,336

Key Operating Data	Three Months Ended

	Dec 31, 2003	Sep 30, 2003	Dec 31, 2002

Lines
Wholesale	445,005	419,724	338,740
Direct	72,000	71,201	42,600

Total Company	517,005	490,925	381,340
Total Company ARPU	$57	$58	$61
Business
Lines	213,396	206,415	179,395
ARPU	$94	$92	$88
Consumer
Lines	303,609	284,510	201,945
ARPU	$31	$33	$35

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands)

Three Months Ending March 31, 2004 — Business Outlook

EBITDA Calculation (Note 1)	Three Months Ending
	Mar 31, 2004

	Projected Range of Results

Net Loss	$(17,000)	to	$(13,000)
Plus: Other (income) expense, net	—	to	(500)
Depreciation and amortization of property and equipment	16,500	to	16,000
Amortization of collocation fees and other intangible assets	3,500	to	3,500

EBITDA (Note 1)	$3,000	to	$6,000

Consolidated Revenue Data	Three Months Ending
	Mar 31, 2004

	Projected Range of Results

Broadband subscription billings (Note 2)	$88,000	to	$91,000
High-capacity circuit billings	4,500	to	5,500
Dial-up billings	1,100	to	1,300

Total Billings, net	$93,600	to	$97,800
Financially distressed partners (Note 3):	(100)	to	(1,500)
Customer rebates and incentives not subject to deferral (Note 4)	(1,500)	to	(3,000)
Other revenues, net (Note 5)	14,000	to	15,700

Revenues, net	$106,000	to	$109,000

Notes to Unaudited Selected Financial Data

1.	Gross margin is calculated by subtracting network and product costs from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the Company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3.	Broadband subscription billings is defined as customer bills issued within the period for services provided during such period (or to be provided in future periods). Broadband subscription billings exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high- capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the Company’s core business. Management uses broadband subscription billings to evaluate the performance of its business segments.

4.	When the Company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101), FUSF and dial-up charges billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted an accounting policy to account for up-front fees associated with service activation and the related incremental direct costs in accordance with SAB 101.The Company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The Company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.

8.	Direct costs of total billings, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband services to our customers. Direct costs of total billings, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.